Exhibit 99.1

FOR IMMEDIATE RELEASE

STEADFAST APARTMENT REIT ANNOUNCES

INTERNALIZATION OF MANAGEMENT

IRVINE, Calif., (Sept. 1, 2020) - Steadfast Apartment REIT, Inc., (the “Company”), today announced that it has transitioned to a self-managed company by purchasing all assets necessary for the operation of the Company’s business (the “Internalization Transaction”) from Steadfast REIT Investments, LLC (“SRI”) and its affiliates, including the Company’s external advisor, Steadfast Apartment Advisor, LLC (the “Advisor”). Prior to the Internalization Transaction, the Company merged its three subsidiary operating partnerships into a single operating partnership that is a direct subsidiary of the Company.

As a result of the Internalization Transaction, the Company will be internally advised and managed as of September 1, 2020.

The terms of the Internalization Transaction were negotiated and unanimously approved and recommended for board approval by a special committee comprised solely of the five independent directors of the Company (the “Special Committee”). The terms of the Internalization Transaction and entry into related agreements were unanimously approved by the full board of directors of the Company.

The total consideration for the Internalization Transaction was paid in a combination of cash and Class B operating partnership units of the Company’s operating partnership consisting of $31,249,000 in cash and 6,155,613 Class B operating partnership units, valued at $15.23 per unit. The Company also repurchased the outstanding Class A Convertible Stock held by the Advisor for $1,000.

The Internalization Transaction is expected to bring various benefits to the Company, including:

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Cost savings: The Company expects to realize operational synergies and projects a decrease in operating, maintenance and management expenses and fees due to affiliates of approximately $21 million annually, or $0.18 per share[1].

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Continuity of management and further alignment of interests with the Company: The Company expects to continue to benefit from the industry expertise provided by its experienced workforce, while doing so under a more efficient cost structure. The Company entered into employment agreements with all of its key executive officers. A significant portion of the compensation of key executive officers includes equity in the Company, further aligning interests between management and the Company.

[1]	Based on pro forma shares outstanding as of June 30, 2020, inclusive of the Class B OP Units issued to SRI in the transaction and before long-term incentive compensation.

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Preference for internal management structure in traded equity REITs: The Company will be organized in a way that it believes is preferable to equity analysts and institutional investors should its board of directors determine, in the future, to list the Company’s securities on a national securities exchange.

“The decision to internalize management is both a testament to our progress and an important step in our future growth,” said Ella Neyland, president of Steadfast Apartment REIT. “We believe that the opportunity to reduce expenses going forward and secure a management team aligned with stockholder interests directly provides for greater control and execution.”

The Company will continue to use the name “Steadfast Apartment REIT, Inc.” and has entered into a license agreement for use of the name “Steadfast”. In connection with the Internalization Transaction, the Company entered into a sub-lease for office space. Immediately prior to the Internalization Transaction, the Company merged its three operating partnerships into one operating partnership for a more efficient corporate structure. The material terms of the Internalization Transaction will be disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Steadfast Apartment REIT, Inc.

Steadfast Apartment REIT, Inc. is a real estate investment trust that was formed to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles. The REIT currently owns and/or manages a $3.5 billion portfolio of 70 apartment communities in 14 states. For more information, please visit www.steadfastliving.com.

Advisors

Robert A. Stanger & Company, Inc. acted as financial advisor to the Special Committee. Venable LLP acted as legal advisor to the Special Committee and Morrison & Foerster LLP acted as legal advisor to the Company. FPL Associates L.P. acted as an executive compensation consultant to the Special Committee with respect to the employment agreements of key executive officers. Truist Securities acted as financial advisor to SRI and its affiliates and DLA Piper LLP (US) acted as legal advisor to SRI and its affiliates.

Forward Looking Statements

Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including, without limitation, the expected benefits of the Internalization Transaction. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the ability of the Company to transition to an internally operated company on an efficient basis without interruption or excess cost or expense and the ongoing costs to operate the Company on an internalized basis which, if higher than anticipated, could reduce the potential cost savings sought in the Internalization Transaction; and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent quarterly reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements.

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